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                                                                     EXHIBIT 12

EMAIL AND FACSIMILE COMMUNICATION TO NON-EMPLOYEE
DIRECTORS

            4045 Campbell Avenue
            Menlo Park, CA 94025
  [Logo]    t 650.752.1500
            f 650.752.1515
            www.GetThere.com

Date:    October 6, 2000

To:      Jeffrey D. Brody
         John Ueberroth
         Dale J. Vogel
         Richard D.C. Whilden

Cc:      Gadi Maier
         Kenneth R. Pelowski
         David Muhlitner

RE:      CASH OUT OF DIRECTOR OPTIONS

VIA FACSIMILE AND ELECTRONIC MAIL

As you know, under the merger agreement with Sabre, GetThere's non-employee directors may elect to receive cash value for their options in consideration for cancelling those options. The cash value will equal the number of shares subject to each cancelled option multiplied by $17.75 per share minus the exercise price per share. Attached is the form of Director Option Cancellation Agreement, which non-employee directors will need to execute in order to affect this election.

If you prefer, you can continue to hold your options and you may exercise them according to the provisions stipulated in each option agreement following the close of the proposed transaction. By executing the attached agreement and returning to my attention, you will be agreeing to receive cash and cancel the options you indicate on the agreement.

Please send as soon as possible a facsimile of the signed agreement to my attention at 650-752-1921, if you would like to cash out your options.

Very truly yours,

/s/ Robert A. Brown

Robert A. Brown
Vice President, Business Planning and Treasurer


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                     DIRECTOR OPTION CANCELLATION AGREEMENT

         DIRECTOR OPTION CANCELLATION AGREEMENT ( this "Agreement"), dated as of October __, 2000, by and between GetThere Inc., a Delaware corporation (the "Company"), and the present or former director of the Company set forth on the signature page hereof ("Optionee").

         WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 28, 2000, by and among the Company, Sabre Holdings Corporation ("Sabre") and Sabre Inc., pursuant to which the Company will become a 100% owned subsidiary of Sabre;

         WHEREAS, pursuant to the Company's 1999 Directors' Stock Option Plan (the "Plan"), Optionee has been granted certain stock options to purchase shares of the Company's common stock as set forth on the signature page hereof (the "Options").

         WHEREAS, pursuant to Section 3.07 of the Merger Agreement each Non-Employee Director may elect to have the Options cancelled at the Effective Time (as such term is defined in the Merger Agreement) in return for a cash payment as set forth in paragraph 2 below.

         NOW THEREFORE, in consideration of the foregoing, the agreements set forth herein and the mutual benefits to be gained by the performance thereof, the Company and the Optionee hereby agree as follows:

         1. Optionee hereby elects to have the Options cancelled at the Effective Time in return for the cash payment described in paragraph 2 below. The Optionee acknowledges the effect of and consents to the cancellation of the Options. Without limiting the generality of the foregoing, Optionee waives all rights and benefits associated with such Options and relinquishes any and all claims that Optionee may have against the Company related to such Options or the Plan.

         2. The Company hereby agrees to pay to the Optionee a cash payment equal to $17.75 per share of common stock, for each share of Company common stock subject to the Options less the exercise price per share subject to the Options.

         3. Optionee hereby unconditionally releases and discharges Sabre, Sabre Inc., and the Company and their respective affiliates, directors, officers, employees, agents and assigns from, without limitation, any and all claims, awards, damages, obligations, promises, liabilities or any other compensation whatsoever, arising or in any way related to the Plan or the Options.

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         4.       This document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this document, effective as of the date recited above.

                                            GETTHERE, INC.

                                            By:
                                               --------------------------------


                                            OPTIONEE

                                            -----------------------------------

                                            Name:
                                                 ------------------------------


   Number of Shares Subject                                      Option
         to Options                                              Price
         ----------                                              -----











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